Exhibit 10.57

MARATHON PETROLEUM

TERMINATION ALLOWANCE PLAN

Effective March 1, 2026

This document serves both as the plan instrument and the summary plan description (“SPD”) for the Marathon Petroleum Termination Allowance Plan (the “Plan”). To the extent not preempted by the Employee Retirement Income Security Act of 1974 (“ERISA”), the Plan shall be construed and governed by the laws of the state of Ohio.
I.Purpose
As is more fully detailed below, the Plan is designed to apply in situations where the employment of a regular employee of a participating company (“Company”, as the context requires) is terminated due to:
a.a reduction in the work force; or
b.the relocation of a Company facility or component within a Company facility; or
c.the closing or sale of a Company facility; or
d.a change in the operator of a facility; or
e.a restructuring of a component within the Company; or
f.a job elimination; or
g.an involuntary termination of employment for reasons other than disciplinary reasons or misconduct, including insubordination; or
h.the tendering of the employee’s resignation in response to a written offer to resign made by the Company, as part of the restructuring efforts of the Company, provided the Company approves the resignation in writing.
The purpose of the Plan is to ease the financial impact on the terminated employee during the period they would normally be seeking new employment or otherwise transitioning from Company employment.
II.Eligible Employees
Regular employees who work on a “full-time” or “part-time” basis are eligible for the benefits of the Plan and then only if such employees satisfy all of the conditions set forth in this Plan for receipt of the termination allowance or are eligible under Addendum A of this Plan for a specific occupation and separate termination allowance. For purposes of eligibility, “full-time basis” means the employee has a normal work schedule with the Company of at least 40 hours per week.
Regular Part-time means the employee is a non-supervisory employee, as defined by the Company, who is employed to work on a part-time basis (minimum 20 hours but less than 35 hours per week) and not on a time, special job completion, or call when needed basis.
Regular employees who work on a “full-time” or “part-time” basis must be specifically designated as such by the Company to be eligible under the terms of this Plan. Casual employees and common law employees who have not been designated by the Company as regular employees who work on a “full-time” or “part-time” basis are excluded from eligibility under the terms of this Plan. Also specifically excluded from eligibility under this Plan are any individuals who have signed an agreement, or have otherwise agreed to provide services to the Company as an independent contractor, regardless of the tax or other legal consequences of such an arrangement. Also, specifically excluded from eligibility under this Plan are leased employees compensated through a leasing entity or professional employer organization, whether or not the leased employee falls within the definition of “leased employee” as defined in Section 414(n) of the Internal Revenue Code.

III.Conditions for Termination Allowance
A.Subject to the provisions of this Section A and to Sections B, C, D, E and F below, a terminated regular employee who worked on a “full-time” or “part-time” basis (henceforth referred to as “employee”) is eligible for the termination allowance provided that all of the following conditions are met:
1.Either:
a.the Company initiated the termination of employment of an employee in good standing due to:
•a reduction in work force; or
•the relocation of a Company facility; or
•the relocation of a component within a Company facility; or
•the closing of a Company facility; or
•the sale of a Company facility; or
•a change in the operator of a facility; or
•a restructuring of the Company or of a component within the Company; or
•a job elimination; or
b.for an employee, including a Senior Leader (as defined in Addendum C) other than a Senior Leader who is or was the Chief Executive Officer of Marathon Petroleum Corporation (the “CEO”), the Company initiated an involuntary termination of employment for reasons other than disciplinary reasons or misconduct, including insubordination;
c.for an employee who is a Senior Leader (as defined in Addendum C) and is or was the CEO, the Board of Directors of Marathon Petroleum Corporation or a committee thereof (the “Board”), initiated an involuntary or other approved termination of employment for reasons other than disciplinary reasons or misconduct, including insubordination; or
d.the employee tendered their resignation in response to a written offer to resign made by the Company as part of the Company’s restructuring efforts and the Company evidenced its approval of the resignation, in writing, by an appropriate authorized representative of the Company; and
2.the employee properly executes a release form prepared by the Company, submits it to the Company within the period beginning on the employee’s employment termination date and ending on the 60th day following that date (the “60-Day Period”), and does not revoke the release (if the employee fails to execute and submit the release within the 60-Day Period, the employee will not be eligible for the termination allowance); and
3.if the employee was covered by a collective bargaining agreement, such collective bargaining agreement, or other collectively-bargained agreement (e.g., a memorandum of understanding, a letter agreement, or an agreement resulting from effects bargaining), was executed by the Company and contains terms by which the Company has expressly agreed to the applicability of this Plan (this means that if such requirement is not met, such an employee is not eligible to for a termination allowance or any other benefit under this Plan); and
4.the employee remained an active employee with the Company and, except for those terminated pursuant to Sections III.A.1.b. or c. above (unless otherwise specified in the terms of the offered involuntary termination for an employee who is a Senior Leader), continued to complete all assigned tasks and meet reasonable performance expectations until the ultimate date established by the Company as the employee’s termination date; and
5.the employee is not eligible for a severance benefit pursuant to the Marathon Petroleum Change in Control Severance Benefits Plan or the Marathon Petroleum Executive Severance and Change in Control Severance Benefits Plan or the MPLX LP Executive Severance and Change in Control Severance Benefits Plan or any other plan, arrangement, agreement or program maintained by the Company or any subsidiary or affiliate of the Company that provides any severance benefit, including, but not limited, to severance benefit relating to a change in control event; and
6.the employee has not unilaterally submitted a resignation of employment or submitted retirement papers.
As used in this section, the term “reduction in work force” includes only single or aggregate terminations of employment which were undertaken for the primary purpose of reducing the work force.
B.An employee who accepts any offer of employment, or rejects an offer of Reasonable Alternative Employment:
1.from the Company, or
2.from an employer in the MPC Controlled Group, or
3.in the case of the sale of Company facility, from the “buyer” of the facility, or
4.in the case of the change in the operator of a facility, from the “new operator” of the facility, is not eligible for the termination allowance benefits.
C.An employee who rejects an offer that is not Reasonable Alternative Employment:
1.from the Company, or
2.from an employer in the MPC Controlled Group, or
3.in the case of the sale of a Company facility, from the “buyer” of the facility, or
4.in the case of the change in the operator of a facility, from the “new operator” of the facility, is eligible for termination allowance benefits, provided the employee declines the offer prior to the deadline for acceptance established by management. An employee who accepts an offer that is not Reasonable Alternative Employment and subsequently revokes that acceptance will not be eligible for termination allowance benefits.
D.As a condition for any payment from the Plan, an employee must provide to the Plan any and all requested documentation regarding offers of employment, including but not limited to offers of Reasonable Alternative Employment. In addition, an employee must put forth a good-faith effort to obtain Reasonable Alternative Employment.
E.An employee who has irrevocably elected to receive a benefit under any voluntary enhanced retirement or similar program offered by the Company is not eligible for the Termination Allowance. The Plan Administrator of the Plan shall rely on information provided by the Company for purposes of determining in its sole discretion whether an employee has irrevocably elected to receive a benefit under any voluntary enhanced retirement or similar program offered by the Company.
F.For purposes of this Plan, the following definitions shall apply:

1.“MPC Controlled Group” means Marathon Petroleum Corporation and its Related Entities, or any of them, as currently or hereafter organized. “Related Entity” means a corporation or other entity if it and Marathon Petroleum Corporation are members of a controlled group of corporations as defined in Section 414(b) of the Code or are under common control as defined in Section 414(c) of the Code.
2.“Reasonable Alternative Employment” is an offer of employment satisfying both of the following conditions:
a.the total target compensation (consisting of base rate of pay (or base salary), annual incentive target and long-term incentive target), is equal to or greater than the total target compensation (consisting of base rate of pay (or base salary), annual incentive target and long-term incentive target) of the previous employment, and
b.the distance between the employee’s residence and the new place of employment is not more than 35 miles more than the distance between such residence and the former place of employment. (This mileage provision is not applicable for the employee whose unilateral request to work from home was granted by the Company should such employee reject any offer of employment from the Company, regardless of location, provided such offer satisfies III.G.2.a, above.)
3.The term “buyer” shall include:
a.the entity acquiring the facility; or
b.any business enterprise which is affiliated with the acquiring entity; or
c.any firm contracting with any entity described in (a) or (b) of this paragraph for the purpose of operating all or any part of the facility or employing persons assigned to work at all or any part of the facility on behalf of such entity.
4.The term “new operator” shall include:
a.the entity which has assumed operation of the facility; or
b.any business enterprise which is affiliated with the new operating entity; or
c.any firm contracting with an entity described in (a) or (b) of this paragraph for the purpose of operating all or any part of the facility or employing persons assigned to work at all or any part of the facility on behalf of such entity; or
d.sourcing vendor or purchaser of assets.
IV.Company Initiated Actions During Absence
A.Employees on any of the following leaves at the time of a Company-initiated action which would otherwise result in their termination of employment will not be considered for a termination allowance while on the leave:
1.Military Leave;
2.Family Leave of 12 workweeks or less;
3.“Wounded Warrior” Family Leave of 26 workweeks or less;
4.Sick Leave of less than six months;
5.Sick Leave in excess of six months and receiving benefits under the Long Term Disability Plan.
An employee may be considered for benefits under this Plan following the leave’s conclusion, provided the employee meets all necessary prerequisites for their return to active employment under the terms of the leave and also satisfies the provisions set forth in this Plan.
B.Employees on any of the following leaves at the time of a Company-initiated action which would otherwise result in their termination of employment may be considered for benefits under this Plan in the same manner as an active employee:
1.Layoff;
2.Sick Leave in excess of six months who are not receiving benefits under the Long Term Disability Plan (nor claiming entitlement to such benefits).
Therefore, if these employees satisfy the provisions specified in this Plan, they may be considered for benefits provided under this Plan.
C.Employees on the following leaves or returning from any one of these leaves at the time of a Company-initiated action which would otherwise result in their termination of employment are not eligible for a termination allowance under any circumstances:
1.Personal Leave;
2.Educational Leave.
V.Determination of Termination Allowance
A.Amount of Termination Allowance
For an eligible employee, and unless otherwise pursuant to Section G. below or Section H. below, the amount of the termination allowance shall be the greatest of a, b, or c:
a.    Two weeks of pay per year of service (as defined in Section C. below).
b.    One or two weeks of pay per $10,000 of annual base pay, determined as follows:
i.    For an employee with less than two years of service (as defined in Section C. below), one week of pay per each $10,000 of annual base pay (using the normal rules of rounding) to the nearest $10,000, or
ii.    For an employee with two or more years of service (as defined in Section C. below), two weeks of pay per each $10,000 of annual base pay rounded (using the normal rules of rounding) to the nearest $10,000.
c.    Eight weeks of pay.
In no event, however, shall the number of weeks used in the determination under a or b exceed 62 weeks.
For all eligible employees, the amount of the termination allowance shall be subject to Sections B, C D, E and F below.
(Refer to Addendum B for an additional severance benefit applicable to an eligible employee who satisfies all conditions for a payment of a Termination Allowance. This additional severance benefit is not applicable to employees eligible for a termination allowance pursuant to Addendum A of the Plan. All determinations which are made with respect to the availability and administration of the additional severance benefit are made by the Plan Administrator for the purpose of this additional severance benefit.)
B.Week’s Pay Defined
A week’s pay for exempt and nonexempt employees is defined as follows:

1.Exempt Employees
Current Monthly Base Salary × 12 (Months)
52 (Weeks)
Monthly base salary shall include Geographic Pay Differential, as well as contributions to the Marathon Petroleum Thrift Plan’s Pre-Tax Account, premiums paid through the 125 Plan, and contributions to the Marathon Petroleum spending accounts.
Other location-specific pay, such as Location Premium Pay, Critical Position Premium, and Refining Shift Leader Premium, are excluded.
2.Nonexempt Employees
The current hourly base rate (or the equivalent hourly rate in the case of salaried employees) multiplied by the normally scheduled number of working hours in a workweek, or 40 hours, whichever is less. The “current hourly base rate” for employees on a 12-hour shift schedule at the time of termination will be equal to the “premium rate” (8-hour equivalent rate).
If a nonexempt employee is paid at more than one hourly rate, the “current hourly base rate” is determined by calculating a weighted average of all hourly rates on which the employee’s earnings were based for the thirty-day period immediately preceding the effective date of the termination.
Current hourly base rate shall include Geographic Pay Differential, as well as contributions to the Marathon Petroleum Thrift Plan’s Pre-Tax Account, premiums paid through under the 125 Plan, and contributions to the Marathon Petroleum spending accounts.
Other location-specific pay, such as Location Premium Pay, Critical Position Premium, and Refining Shift Leader Premium, are excluded.
C.Service Defined
Service is the years and months credited to the employee on the date of termination in accordance with the Marathon Petroleum Employee Service Plan, less any service recognized by the Company on which a termination allowance or other type of severance/layoff benefit has been paid by the Company, any employer within the MPC Controlled Group, or any former employer outside the MPC Controlled Group provided the Company obtains documentation of the amount and service years covered by the termination allowance of the former employer.
D.Coordination with Other Benefits
1.Reduction for Severance Pay and/or Wage Continuation Payments
If a person eligible for the termination allowance is entitled to receive other severance payments from the Company, and/or wage continuation payments (other than unemployment compensation), pursuant to federal, state, local or foreign law, the person’s termination allowance shall be reduced. The amount of the reduction for severance pay and/or wage continuation payments will be equal to the total amount of such severance and/or wage continuation payments which the person is entitled to receive during the “termination allowance period.”
2.Termination Allowance Period
For purpose of this paragraph D, the term “termination allowance period” means the period of time beginning on the effective date of the termination of employment and extending for the number of weeks for which the terminated employee would otherwise receive a week’s pay under the Plan.
The “coordination with other benefits” provisions set forth above shall not apply to a person whose effective date of termination of employment occurs during the five-year period following the date of a “Change in Control” (as defined below).
E.WARN Act Coordination
If a person (for purposes of this paragraph an “employee”) would otherwise be eligible for a termination allowance due to an event that may be covered by the Worker Adjustment and Retraining Act of 1988 or any similar federal, state, or local law regarding mass employment separations (collectively, “WARN”), the employee may be placed on paid administrative leave for some or all of the period for which WARN notice would be required. During any such paid administrative leave, the employee may not be required to report for active work, but will continue to receive the compensation and benefits that the employee received immediately prior to such leave. Upon termination of the employee’s employment following the conclusion of such paid administrative leave, the employee would then be eligible for the amount of termination allowance otherwise provided under the Plan, but with such amount reduced by the amount of pay the employee received while on such paid administrative leave. In the event that an employee's pay for WARN administrative leave or to satisfy alleged WARN liability (collectively, “WARN Pay”), as described above, exceeds the amount of termination allowance for which the employee would otherwise be eligible under this Plan had such employee not received WARN Pay, the employee shall be provided with a termination allowance offer equal to eight weeks of pay. The provisions of the paragraph E supersede any other provisions of the Plan to the contrary.

F.Collectively-Bargained Employee
Notwithstanding any other provision of V.A, V.B, V.C, V.D and V.E, or any other provision of this Plan, the amount and terms of the termination allowance for an eligible employee who was covered by a collective bargaining agreement shall be as set forth in that collective bargaining agreement or other collectively-bargained agreement (e.g., a memorandum of understanding, a letter agreement, or an agreement resulting from effects bargaining).

G.Employee Subject to Corporate Transaction

Notwithstanding any other provision of V.A, V.B, V.C, V.D, V.E and V.H., or any other provision of this Plan, the amount of the termination allowance for an eligible employee who is included within the scope of a provision in a transaction-related agreement (for example, an equity or asset purchase or sale type agreement, including any merger or similar agreement) entered into by the Company or one or more affiliates of the Company and one or more third-parties which sets the amount of severance shall apply in the determination of such eligible employee’s termination allowance, if any, under this Plan.

H.Senior Leader

Notwithstanding any other provision of V.A, V.B, V.C, V.D and V.E, the amount of the termination allowance for an eligible employee who is a Senior Leader shall be the amount determined under in Addendum C.

VI.Payment of Termination Allowance
The termination allowance shall be paid in a lump sum as soon as practicable after the amount of the allowance has been determined and an appropriate unrevoked release form, which form’s terms and conditions shall be determined by the Company in its sole discretion, has been signed and timely submitted by the terminated employee during the 60-Day Period. In no event, however, will the termination allowance be paid prior to the expiration of the eight day revocation period following the employee’s signing of the appropriate release form. In all cases, however, the lump sum payment will be made within 74 days of the employee’s employment termination date. Notwithstanding any provision of the Plan to the contrary, if an employee is a “specified employee” as determined in accordance with established policy, any payments of deferred compensation within the meaning of Section 409A of the Internal Revenue Code payable under this Plan as a result of the employee’s termination of employment which would otherwise be paid within six months of his or her employment termination date shall be payable on the date that is one day after the earlier of (i) the date that is six months after the employee’s employment termination date, or (ii) a date that otherwise complies with the requirements of Section 409A of the Internal Revenue Code. (As used in this Plan, “employment termination” and similar terms shall mean “separation from service” as defined under Section 409A of the Internal Revenue Code.)
VII.No Application to Benefit Plans
Termination allowances paid under this Plan are not taken into account for purposes of contributions or benefits under any Company employee benefit plans, including, but not limited to, any tax-qualified retirement plan and any nonqualified deferred compensation plan or other arrangement. The period of coverage under any employee benefit plan is not extended due to the payment of a termination allowance.
VIII.Payment of Termination Allowance in Case of Incompetency
If any person who is entitled to a termination allowance shall be legally, physically, or mentally incapable of receiving or acknowledging payment of such allowance, the Company upon receipt of satisfactory evidence of such incapacity may, in its sole discretion, cause such allowance to be paid to some other person, persons, or institution on behalf of the person entitled to such benefit.
IX.Payment of Termination Allowance in Case of Death
In the event that an otherwise eligible terminated employee dies after signing an unrevoked release form, but before a termination allowance is paid to the terminated employee, the termination allowance will be paid to the estate of the terminated employee. If, however, an otherwise eligible terminated employee dies prior to signing a release form and timely submitting it to the Company, the termination allowance will not be paid to the estate of the terminated employee or to anyone else, and no termination allowance shall otherwise be payable with respect to that terminated employee. Further, in no event will a termination allowance be payable with respect to an employee who dies prior to the termination of their employment.
X.Unclaimed Payments
If, within five years after any amount becomes payable hereunder to a participant, the same shall not have been claimed, provided due and proper care have been exercised by the Claims Administrator and the Company in attempting to make such payments by providing notice at the participant’s last known address, the amount thereof shall be forfeited and shall cease to be a liability of the Plan. In such case, the amount thereof shall be retained by the Company in its general assets. Provided that the claimant initially made a timely claim, the claimant shall have the right and responsibility to re-establish their claim for payment with the Company by providing due proof that such amount is owed to the participant.
XI.No Assignment of Termination Allowance
No assignment of all or part of the termination allowance will be valid or recognized by the Company.
XII.Participation by Subsidiaries and Affiliates
Upon specific authorization and subject to such terms and conditions as it may establish, Marathon Petroleum Company LP may permit eligible employees of subsidiaries and affiliates in the MPC Controlled Group to participate in this Plan. Currently, these participating companies include, but are not limited to, Marathon Petroleum Company LP, Marathon Petroleum Logistics Services LLC, and Marathon Refining Logistics Services LLC.
The term “Company” and other similar words shall include Marathon Petroleum Company LP and, where the context requires, such other participating companies. The term “employee” and other similar words shall include any eligible employee of these participating companies.
XIII.Funding of the Plan
The Plan shall be funded out of the general assets of the Company and it shall not be prefunded.
XIV.Claim Procedure; Restriction on Venue
It is not normally necessary to file a written claim for benefits under the Plan, although you may do so. However, if a benefit is not paid within the time provided under the Plan or is believed by you or your beneficiary to be in an incorrect amount, you as a participant, or if applicable, your beneficiary may file a written claim for a benefit (or additional benefit) which is reasonably calculated to bring the claim to the attention of the Plan Administrator. If a claim for a Plan benefit is wholly or partially denied by the Plan, notice of the decision shall be furnished to the claimant by the Plan or the Plan Administrator within a reasonable period of time after receipt of the claim, which notice shall include the following information:
1.The specific reason or reasons for the denial;
2.Specific reference to the Plan provisions on which the denial is based;
3.A description of any additional material or information necessary to complete the claim and an explanation of why this material or information is necessary; and
4.An explanation of the steps to be taken if you wish to submit your claim for review.
The notice must be provided within 90 days of the date that the claim is received by the Administrator, unless special circumstances require an extension of the period for processing the claim. If such an extension is required, written notice of the extension shall be provided to the claimant prior to the expiration of the 90-day period. The written notice of the extension shall specify the circumstances which require the extension as well as the date upon which a final decision is expected. In no event is the extended period to exceed 90 days from the end of the initial 90-day period.
Appointment of Authorized Representative
An authorized representative may act on behalf of a claimant with respect to a benefit claim or appeal under the Plan’s claim and appeal procedures. No person will be recognized as an authorized representative until the Plan receives an Appointment of Authorized Representative form signed by the claimant.

An Appointment of Authorized Representative form may be obtained from, and completed forms must be submitted to, the Marathon Petroleum Benefits Service Center, 539 South Main Street, Findlay, OH 45840, 1-888-421-2199, or the appropriate claims administrator. The form is also available on http://www.myMPCbenefits.com.
Once an authorized representative is appointed, the Plan shall direct all information, notification, etc. regarding the claim to the authorized representative. The claimant shall be copied on all notification regarding decisions, unless the claimant provides specific written direction otherwise.
A representative who is appointed by a court or who is acting pursuant to a document recognized under applicable state law as granting the representative such authority to act, can act as a claimant’s authorized representative without the need to complete the form, provided the Plan is provided with the legal documentation granting such authority.
A claimant may also need to sign an authorization form for the release of protected health information to the authorized representative.
Claim Review
A claimant or the claimant’s duly authorized representative may appeal a denial of a claim by requesting a review by written application to the Plan Administrator or its designee not later than 90 days after receipt by the claimant of written notification of denial of a claim. The claimant or the claimant’s duly authorized representative:
1.may review pertinent documents; and
2.may submit issues and comments in writing.
Failure to make written request for appeal within the 90-day period after the receipt of the Administrator's notice of denial of the claim shall render the Administrator's decision regarding the claim final, binding and conclusive on all parties.
A decision on review of a denied claim shall be made by the Plan Administrator not later than 60 days after the Plan Administrator's receipt of a request for review, unless special circumstances require an extension of time for processing, for example, where there exists a need to hold a hearing, in which case a decision shall be rendered within a reasonable period of time, but not later than 120 days after receipt of a request for review. The decision on review shall be in writing and shall include the specific reason(s) for the decision and the specific reference(s) to the pertinent Plan provisions on which the decision is based. If an extension of time is required, the claimant shall be notified within the 60-day period during which an extension is required. Questions regarding any of the procedures discussed above may be directed to the Plan Administrator.
Finality of Decision and Legal Action: A claimant must follow and fully exhaust the applicable claims and appeals procedures described in this Plan before taking action in any other forum regarding a claim for benefits under the Plan. Any suit or legal action initiated by a claimant under the Plan must be brought by the claimant no later than one year following a final decision on the claim for benefits under these claims and appeals procedures. The one-year statute of limitations on suits for benefits applies in any forum where a claimant initiated such suit or legal action. If a civil action is not filed within this period, the claimant’s benefit claim is deemed permanently waived and abandoned, and the claimant will be precluded from reasserting it.
Restriction on Venue
Any legal action involving the Plan that is brought by any participant, beneficiary, claimant or other person must be brought in the United States District Court for the Northern District of Ohio and no other federal or state court.

XV.Further Information
The Marathon Petroleum Termination Allowance Plan is sponsored by Marathon Petroleum Company LP (the “Company”), 539 South Main Street, Findlay, Ohio 45840. The Company’s employer identification number is 31-1537655 and the plan number is 564.
The Company has appointed the Marathon Petroleum Employee Benefit Plan Administration Committee, P.O. Box 1, 539 South Main Street, Findlay, Ohio 45840, phone 419-422-2121, as the Plan Administrator and Named Fiduciary of the Plan. The Company shall appoint assistant administrators as may be deemed necessary. The Plan Administrator is designated as the agent for service of legal process.
In determining the eligibility of participants for benefits and in construing the Plan’s terms, the Plan Administrator has the power to exercise discretion in the construction or interpretation of terms or provisions of the Plan, as well as in cases where the Plan instrument is silent, or in the application of Plan terms or provisions to situations not clearly or specifically addressed in the Plan itself. In situations in which they deem it to be appropriate, the Plan Administrator may, but is not required to, evidence:
(i)The exercise of such discretion; or
(ii)Any other type of decision, directive or determination made with respect to the Plan, in the form of written administrative rulings, which, until revoked, or until superseded by Plan amendment or by a different administrative ruling, shall thereafter be followed in the administration of the Plan.
All decisions of the Plan Administrator made on all matters within the scope of their authority shall be final and binding upon all persons, including the Company, all participants, their heirs and personal representatives, and all labor unions or other similar organizations representing participants. It is intended that the standard of judicial review to be applied to any determination made by the Plan Administrator shall be the “arbitrary and capricious” standard of review.
Plan documents are available for inspection at the local Human Resources office or at Marathon Petroleum Company LP, Benefits Administration, 539 South Main Street, Findlay, Ohio 45840. The Plan is a severance benefit plan which is employer-administered. Benefits are provided by Marathon Petroleum Company LP and the Plan is not pre-funded. The Plan year ends on December 31, and its records are kept on a calendar year basis.
XVI.Modification and Termination of Plan
The Company has the right to modify or terminate the Plan, in whole or in part, in such manner, as it shall determine at any time and for any reason.
XVII.Change in Control
A.As used in this Plan, the term “Change in Control” shall mean a change in control of Marathon Petroleum Corporation (“Corporation”) of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Corporation is then subject to such reporting requirement; provided, that, without limitation, such a change in control shall be deemed to have occurred if:
1.Any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (a “Person”) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation (not included in the securities beneficially owned by such person any such securities acquired directly from the Corporation or its affiliates) representing 20% or more of the combined voting power of the Corporation’s then outstanding voting securities; provided, however, that for purposes of this Agreement the term “Person” shall not include (a) the Corporation or any of its subsidiaries; (b) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its subsidiaries; (c) an underwriter temporarily holding securities pursuant to an offering of such securities; or (d) a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation; and provided further, however, that for purposes of this paragraph 1, there shall be excluded any Person who becomes such a beneficial owner in connection with an Excluded Transaction in paragraph 3 below); or
2.The following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new directors (other than a director whose initial assumption of office is in connection with an actual or threatened election contest including, but not limited to, a consent solicitation, relating to the election of directors of the Corporation) whose appointment or election by the Board or nomination for election by the Corporation’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or
3.There is consummated a merger or consolidation of the Corporation or any direct or indirect subsidiary thereof with any other corporation, other than a merger or consolidation (an “Excluded Transaction”) which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving corporation or any parent thereof) at least 50% of the combined voting power of the voting securities of the entity surviving the merger or consolidation (or the parent of such surviving entity) immediately after such merger or consolidation, or the shareholders of the Corporation approve a plan of complete liquidation of the Corporation, or there is consummated the sale or other disposition of all or substantially all of the Corporation’s assets.
XVIII.Effective Date
This amendment and restatement of the Plan is effective March 1, 2026, and shall apply to terminations of employment occurring on or after that date. Any employee who terminated employment prior to March 1, 2026, shall be subject to the terms of the Plan as in effect on such termination of employment date.
XIX.Statement of ERISA Rights
As a participant in the Marathon Petroleum Termination Allowance Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all plan participants shall be entitled to:
Receive Information About Your Plans and Benefits
Examine, without charge, at the Plan Administrator's office and at other specified locations, such as worksites, all plan documents governing the plan, including collective bargaining agreements, and a copy of the latest annual report (Form 5500 Series) filed by the plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.
Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the plan and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The administrator may make a reasonable charge for the copies.
Receive, as required by law, a summary of the plan’s annual financial reports.

Prudent Actions by Plan Fiduciaries
In addition to creating rights for plan participants ERISA imposes duties upon the people who are responsible for the operation of the plan. The people who operate your plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.
Enforce Your Rights
If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the plan's decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in Federal court. If it should happen that plan fiduciaries misuse the plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
Assistance with Your Questions
If you have any questions about your plan, you should contact the respective Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Addendum A – Termination Allowance For Pilots
This Addendum is part of the Marathon Petroleum Termination Allowance Plan (the “Plan”), but contains a separate and distinct termination allowance payment. Notwithstanding all other eligibility provisions of the Plan, an employee who is a Regular Full-time or Regular Part-time employee of the Company within the job classification of “Pilot” and who:
(a)is not otherwise eligible for a termination allowance under all other provisions of this Plan;
(b)is not eligible for any enhanced retirement benefit under the terms of the Marathon Petroleum Retirement Plan or any other Company-provided severance benefit; and
(c)is no longer eligible to fly corporate aircraft as a result of the Company’s policy prohibiting pilots from flying corporate aircraft upon reaching age 65, consistent with FAA regulation 14 C.F.R. § 121.383, provided that the employee is unable to work for MPC in any available position other than pilot for which he or she is qualified, is eligible for a cash termination allowance benefit that will be equal to 50% of the amount of the cash termination allowance payment that would be calculated under the terms of this Plan if the employee was eligible for a termination allowance pursuant to all the terms and conditions of this Plan unrelated to this Addendum.
Eligibility for the 50% cash termination allowance benefit under this Addendum is without regard to any other conditions set forth in the Plan. Payment of this benefit is not construed as satisfying “all conditions” for termination allowance benefits. As a result, eligible employees under this Addendum are not eligible for Outplacement Assistance or any other “severance” related benefit that is contingent upon satisfying “all conditions” for receipt of a termination allowance benefit.

Addendum B – Outplacement Assistance
Outplacement assistance is available to an employee whose employment is terminated and who satisfies all conditions for the payment of a termination allowance under the Marathon Petroleum Termination Allowance Plan.
Outplacement assistance will be provided through a third party and is available regardless of whether a release form is signed.
Employees, who accept an offer of employment from a “buyer” of a Company facility or from a “new operator” in the case of a change in the operator of a Company facility, will not be eligible for outplacement assistance.

Addendum C – Termination Allowance for Senior Leaders
The amount of the termination allowance for an eligible employee who is a Senior Leader on the date preceding their termination of employment, and is not a Senior Leader described in the next paragraph of this Appendix C, shall be the sum of their: (a) annual base salary as in effect on such date; and (b) Target Award amount as most recently determined by the Compensation & Organization Development Committee of the Board of Directors of Marathon Petroleum Corporation pursuant to the Marathon Petroleum Annual Cash Bonus Program.

The amount of the termination allowance for an eligible employee who is a Senior Leader and is or was the CEO on the date preceding their termination of employment (or on such other date as may be determined by the Board of Directors of Marathon Petroleum Corporation or a committee thereof) shall be two times the sum of their: (a) annual base salary as in effect on such date; and (b) Target Award amount as most recently determined by the Compensation & Organization Development Committee of the Board of Directors of Marathon Petroleum Corporation pursuant to the Marathon Petroleum Annual Cash Bonus Program.

“Senior Leader” for these purposes means an employee who was assigned a Salary Grade of 88 or 89 with respect to the Company for whom the eligible employee was performing services on the date preceding their termination of employment.